Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Insured California Premium Income
Municipal Fund, Inc.
33-46939
811-06620

A special meeting of the shareholders of the Nuveen Insured California Premium Income
Municipal Fund, Inc. was held on July 26, 2005.

The purpose of the meeting was to approve a new Investment Management Agreement:

The number of shares voted in the affirmative:
5,858,714 and
the number of negative votes:  25,324

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under Conformed Submission Type DEF 14A, accession number 0000950137-05-007528.